COOPERATION AGREEMENT

COOPERATION AGREEMENT (the “Agreement”) is made and entered in as of 30th day of April, 2008, by and between Changxing Chisen Electric Co., Ltd. a company incorporated under the laws of People’s Republic of China (“PRC” or “China”), with its principle address of business at Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang, China (hereinafter referred to as “Party A”), and Xiamen University, a first class comprehensive university under the laws of PRC , with its location in the city of Xiamen, Fujian Province, China (hereinafter referred to as “Party B”)

WITNESSETH:

WHEREAS, Party A desire to established the Zhejiang Changxing Chisen Physical-Chemical Power Supply Research and Development Center (the “R&D CENTER” or the “Center”) at the College of Chemistry and Chemical Engineering at Xiamen University in order to research and develop new products.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby mutually covenant and agree as follows:

Ⅰ.	Organizational Structure and Responsibility of R&D Center

⒈ Organizational Structure of R&D Center

The R&D CENTER is established by Changxing Chisen Electric Co., Ltd. and College of Chemistry and Chemical Engineering at Xiamen University together.  The R&D CENTER is running by one Chief Officer and two Associate Officers.  Chief Officer is recommended and appointed by Party A, and the Associate Officers are recommended and appointed by Party A and Party B, respectively.  They represent and on behalf of both Party A and Party B to supervise, urge and manage the operation of the research and development (“R&D”) projects, the daily management and coordination with each Party. The Center should make appropriate management policies and follow, after the confirmation from both Party A B.

⒉	The R&D projects will be proposed by the Center and commenced after the approval from both Parties A and B.

⒊	Responsibilities of R&D CENTER

a.	Monitor the industrial demand of Party A from time to time, and set up the project accordingly for both Parties A and B to discuss and approve.

b.	Coordinate with Party A to apply for science & technology plan projects at all levels (including, but not limited to, national, provincial and local levels), and complete the subject projects.
c.	Provide training to R&D staff of Party A with regards to Party A’s requirements..
d.	Efficient and effectiveness all other issues of cooperation.

Ⅱ. Responsibilities of Party A and Party B

⒈	Responsibilities of Party A

a.
Throughout the cooperation period, Party A shall sponsor RMB300, 000 (Three Hundred Thousand) annually as operating cost of the R&D CENTER located in Party B. The payment will be remitted to Party B’s account during May to July each year. (Account Name: Xiamen University; Bank: Industry and Commercial Bank of China, Xiamen University Branch; Account Number: 4100021709024904620)

b.	Provide additional R&D funds, which will be allocated by the Center in accordance with the proposal and the specific R&D projects.
c.	Throughout the cooperation period, Party A shall provide accommodation, office, R&D labs and testing workshops to all the Center staff to perform their work successfully and effectively.
d.	During the R&D period, Party A shall provide all necessary technology supports and ensure all other necessary supports to the staff of Party B on field work.
e.	Efficient and effectiveness all other issues of cooperation.

⒉	Responsibilities of Party B

a.
In view of the development trend of new power technology, Party B shall accordingly coordinate with Party A to make technical development plans and initiates plans and solutions to master cutting-edge technologies.

b.
In accordance with the technical requirements and industry development plan, Party B shall build a team to research the projects approved by both parties and other science & technology schemes which has been set up.

c.	Researches and develops the new model Lithium-ion battery, the ultra capacitor combined power battery, and so on.
d.	Provide the research staff with R&D labs and relevant equipment.
e.	Efficient and effectiveness all other issues of cooperation.

Ⅲ.	Entitlement of Achievements

⒈
All science & technology and R&D projects which were set up by the Center and has obtained achievements shall be entitled to both Parties. Neither Parties can transfer the achievements without the permission of the other Party. (Changes are subject to the amended version, if any).

2.
All patent and non-patent technology achievements can be accessed by both Parties. The authors and owners ranking will be subject to the relevant agreements related to the specific projects.  The ranking of participants will be ranked in the order of their contributions.

3.
Once the achievements are transferred to the third Party with the permission of both Parties, and are for commercial use, the profits gained by these transactions will be distributed on the proportional basis.  The specific distribution proportion will be subject to the clauses set forth in the agreements related to the specific projects.

4.
Once the project was initiated by the Center, Party B shall not carry out any research on that same project. Otherwise, the achievement obtained by Party B will be deemed as the achievements of the Center.

Ⅳ.	Operating Fund Management

⒈
 Both Parties should actively apply for project fund sponsorships and subsidies from all functional departments of the government. The received funds will be allocated among the projects in accordance with the agreement and remitted to both Parties’ bank accounts for delegated R&D project purpose.

2.
The R&D expenditures should be reviewed and approved by the Chief Officer of the Center; the expenditures incurred in Party B should be reviewed and approved by the Associate Officer who is recommended and appointed by Party B.

3.	All other matters not mentioned herein and above will be resolved through amicable negotiation by both Parties.

Ⅴ.	The terms of this Agreement is valid for three full years from the date of April 30, 2008.

Supplemental agreement will be concluded in accordance with the cooperation needs in the future. This Agreement shall be in quadruplicate copies, with two copies for each of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Party A Changxing Chisen Electric Co., Ltd. Jingyi Road Changxing Economic Development Zone, Changxing, China For and on Behalf of Changxing Chisen Electric Co., Ltd.

By:	/s/ Xu Kecheng
Name:	Xu Kecheng

Party B Xiamen University Xiamen, Fujian Province, China For and on Behalf of Xiamen University

By:	/s/ Liu Xu
Name:	Liu Xu